UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2016

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address and Zip Code of principal executive offices)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Autoliv, Inc. (the “Company”) previously announced on November 25, 2015 that Mats Wallin, the Company’s Chief Financial Officer and Group Vice President, Finance, would be stepping down as the Company’s Chief Financial Officer and Group Vice President, Finance, effective no later than July 31, 2016, and that Mats Backman would begin serving as the Company’s new Chief Financial Officer and Group Vice President, Finance, effective upon Mr. Wallin’s departure. The parties have agreed that the effective date for Mr. Wallin’s departure will be May 1, 2016 and Mr. Backman’s commencement of service in his new role will be May 1, 2016.

Mr. Backman will enter into an indemnification agreement substantially in the form of the indemnification agreement previously entered into with each of the Company’s existing officers and directors, a form of which has been filed as Exhibit 99.i on Form 10-K (File No. 001-12933, filing date February 24, 2009). Additional information required by this Item with respect to Messrs. Wallin and Backman has been provided in the Current Report on Form 8-K filed by the Company on November 25, 2015 and such information is incorporated herein by reference.

The Company also previously announced on December 10, 2015 that George Chang, President of the Company’s Passive Safety segment, had resigned from his position, effective as of a date no later than June 4, 2016. The parties have agreed that the effective date of Mr. Chang’s departure will be May 1, 2016.

Additional information required by this Item with respect to Mr. Chang has been provided in the Current Report on Form 8-K filed by the Company on December 10, 2015 and such information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Group Vice President for Legal Affairs,
General Counsel and Secretary

Date: May 3, 2016

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